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                                                                     EXHIBIT 4.2


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                              MANAGEMENT AGREEMENT


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                                  BY AND AMONG

                      BANC ONE CAPITAL PARTNERS VIII, LTD.,

                           BOCP ENERGY PARTNERS, L.P.

                                       AND

                             ENCAP INVESTMENTS L.C.


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                           DATED AS OF AUGUST 21, 1997





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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS, REFERENCES AND CONSTRUCTION...............................................................1
         Section 1.1.      Definitions............................................................................1
         Section 1.2.      References and Construction............................................................4

ARTICLE II  ENGAGEMENT AS MANAGER.................................................................................5
         Section 2.1.      Engagement.............................................................................5
         Section 2.2.      Delegation of Rights, Power and Authority..............................................5
         Section 2.3.      Representatives of BOCP................................................................9

ARTICLE III  DUTIES AND OBLIGATIONS OF MANAGER...................................................................10
         Section 3.1.      Investments...........................................................................10
         Section 3.2.      Time Devoted to Partnership Business..................................................10
         Section 3.3.      Other Activities......................................................................11

ARTICLE IV  LIABILITY AND INDEMNIFICATION........................................................................13
         Section 4.1.      Liability.............................................................................13
         Section 4.2.      Indemnification.......................................................................13

ARTICLE V  REIMBURSEMENT; MANAGEMENT FEE.........................................................................14
         Section 5.1.      Payment or Reimbursement of Organization Costs and Operating Costs....................14
         Section 5.2.      Management Fee........................................................................15
         Section 5.3.      Transaction, Break-up and Other Fees..................................................15
         Section 5.4.      Corporate Finance Fees................................................................16

ARTICLE VI  CERTAIN BANKING REGULATORY CONSIDERATIONS............................................................18
         Section 6.1.      Regulatory Limitations................................................................18
         Section 6.2.      Voting Power..........................................................................18
         Section 6.3.      Equity Ownership......................................................................19
         Section 6.4.      Disposition of Investment.............................................................19
         Section 6.5.      Information...........................................................................19
         Section 6.6.      Applicable Regulations and Other Definitions..........................................19

ARTICLE VII  CERTAIN EVENTS CONCERNING PRINCIPALS................................................................20

ARTICLE VIII  REPORTING; BANKING; AND CONFIDENTIALITY............................................................20
         Section 8.1.      Reports...............................................................................20
         Section 8.2.      Bank Accounts.........................................................................21
         Section 8.3.      Confidentiality.......................................................................21
         Section 8.4.      BOCP Reports..........................................................................22

ARTICLE IX  TERM.................................................................................................23
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ARTICLE X  RELATIONSHIP OF THE PARTIES...........................................................................24

ARTICLE XI  AMENDMENTS; MEETINGS.................................................................................24
         Section 11.1      Amendments............................................................................24
         Section 11.2      Meetings..............................................................................25

ARTICLE XII  ADVISORY BOARD......................................................................................25

ARTICLE XIII  MISCELLANEOUS......................................................................................27
         Section 13.1.      Notices..............................................................................27
         Section 13.2.      Entire Agreement.....................................................................27
         Section 13.3.      Severability.........................................................................27
         Section 13.4.      No Waiver............................................................................27
         Section 13.5.      Applicable Law.......................................................................28
         Section 13.6.      Successors and Assigns...............................................................28
         Section 13.7.      Attorneys' Fees......................................................................28
         Section 13.8.      Related Agreements...................................................................28
         Section 13.9.      No Third Party Beneficiaries.........................................................28
         Section 13.10.     Counterparts.........................................................................28
         Section 13.11.     Representations and Warranties of the Manager........................................28
         Section 13.12.     Representations and Warranties of BOCP and the Partnership...........................30
         Section 13.13.     Survival of Representations and Warranties...........................................30
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                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (this "AGREEMENT") is made and entered into as of the 21st day of August, 1997, by and among Banc One Capital Partners VIII, Ltd., an Ohio limited liability company ("BOCP"), BOCP Energy Partners, L.P., a Texas limited partnership (the "PARTNERSHIP"), and EnCap Investments L.C., a Texas limited liability company ("ENCAP").

                                    RECITALS:

         A. BOCP is the sole general partner of the Partnership. As provided in the Partnership Agreement (as defined herein), the Partnership has been formed to make Target Energy-Related Assets (as defined herein).

         B. BOCP and the Partnership desire to engage EnCap, and EnCap desires to be engaged by BOCP and the Partnership, as manager of the Partnership on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                    DEFINITIONS, REFERENCES AND CONSTRUCTION

         SECTION 1.1. DEFINITIONS.

         (a) When used in this Agreement, the following terms shall have the respective meanings set forth below:

         "ADVISORY BOARD" shall have the meaning assigned to it in Article XII.

         "AFFILIATES" shall mean, when used with respect to another person, a person controlling, controlled by or under common control with such other person; provided, however, that the term "Affiliate" when used with respect to the Manager shall include the Principals, the employees of the Manager and the parents, spouses and descendants of the Principals and the employees of the Manager, but such term shall not include (i) any partner of the Partnership,
(ii) the Partnership, or (iii) any general partner of a limited partnership in which an Existing Fund is a limited partner only. As used in this definition of "Affiliate", the term "CONTROL" shall mean the possession, directly or

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indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise. As used in this Agreement, the term "PERSON" shall include an individual, a corporation, a partnership, a limited liability company, an association or other entity, an estate, a joint stock company and a trust.

         "BOCP" shall have the meaning assigned to it in the introductory paragraph to this Agreement.

         "BRIDGE LOAN" shall have the meaning assigned to it in Section 2.2(b)(vi).

         "CORPORATE FINANCE FEE" shall have the meaning assigned to it in
Section 5.4.

         "DESIGNATED PRINCIPALS" shall mean David B. Miller, Gary R. Petersen,
D. Martin Phillips and Robert L. Zorich.

         "ECIC" shall have the meaning assigned to it in Section 3.3(c).

         "ENCAP" shall have the meaning assigned to it in the introductory paragraph to this Agreement.

         "ENCAP FUND PARTNERSHIP" shall have the meaning assigned to it in
Section 3.3(c).

         "EXISTING FUND" shall mean EnCap Equity 1994 Limited Partnership, a Texas limited partnership, EnCap Equity 1996 Limited Partnership, a Texas limited partnership, ECIC, or ECIC Corporation, a Texas corporation.

         "MANAGEMENT FEE" shall have the meaning assigned to it in Section
5.2(a).

         "MANAGER" shall have the meaning assigned to it in Section 2.1.

         "OPERATING COSTS" shall mean all direct, out-of-pocket costs and expenses reasonably incurred either by the Partnership or by the Manager or an Affiliate thereof on behalf of the Partnership relating to the management, conduct and operation of Partnership business, including (a) the fees and expenses associated with the preparation of the Partnership's financial statements and the reports and other information to investors under the Partnership Agreement, tax returns and Forms K-1, printing expenses, mailing and courier expenses, fees and expenses of establishing bank or custodial accounts and insurance costs and expenses, (b) the fees, costs and expenses incurred in connection with investigating, negotiating, acquiring, holding, selling or exchanging of Investments (including fees and expenses of lawyers, accountants, petroleum engineers and consultants, brokerage or finder's fees, investment banker's fees, commitment fees, underwriting discounts or sales fees, but excluding travel and entertainment expenses in connection therewith), (c) fees, costs and expenses of the type described in clause (b) above incurred in connection with potential or proposed but unconsummated transactions, (d) legal, audit and other expenses incurred in connection with the







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registration of the offer and sale of Securities owned by the Partnership under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws, (e) the costs and other amounts attributable to the Partnership's obligations under Section 4.2, (f) the costs and expenses attributable to the Advisory Board and the conduct of its meetings or attributable to the annual meetings of as provided in Section 11.2, and (g) other extraordinary, nonrecurring expenses, including the costs and expenses of prosecuting or defending a litigation claim; provided, however, that Operating Costs shall not include any of the following costs and expenses incurred by the Partnership or the Manager or any of its Affiliates: (i) the salaries, wages and employee benefits of all officers, directors, and employees of the Manager or an Affiliate thereof, (ii) office rent, utility charges and equipment and furniture costs and expenses, and (iii) any other general, administrative and overhead expense, including insurance premiums relating to the matters described in this clause (iii) and the preceding clauses (i) and (ii).

         "PARALLEL INVESTMENT ENTITY" shall have the meaning assigned to it in
Section 3.3(c).

         "PARTNERSHIP" shall have the meaning assigned to it in the introductory paragraph to this Agreement.

         "PARTNERSHIP AGREEMENT" shall mean that certain Agreement of Limited Partnership of even date herewith, by and between BOCP, as general partner, and EnCap, as limited partner, establishing the Partnership.

         "PRINCIPALS" shall mean Eugene C. Fiedorek, David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich.

         "SUBSEQUENT FUND" shall have the meaning assigned to such term in
Section 3.3(b).

         "TRIGGER EVENT" shall have the meaning assigned to such term in Article VII.

         "UNPAID COMMITMENT" shall mean, (a) with respect to the BOCP at a given point in time, the sum of BOCP's Unpaid Debt Commitment and Unpaid Equity Commitment, and (b) with respect to EnCap at a given point in time, EnCap's Unpaid Equity Commitment.

         (b) When used in this Agreement, the following terms shall have the respective meanings assigned to them in the Partnership Agreement:

         "ACT"
         "ADVANCES"
         "AVAILABLE CASH"
         "BUSINESS DAY"
         "CAPITAL CONTRIBUTION"
         "CATCH-UP PAYOUT"
         "COMMITMENT PERIOD"




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         "EQUITY-LINKED COMPANY"
         "EQUITY-LINKED INVESTMENTS"
         "FOLLOW-ON INVESTMENTS"
         "INITIAL FUNDING DATE"
         "INVESTMENTS"
         "MARKET VALUE"
         "MEZZANINE LOAN"
         "NON-DEFAULTING PARTNER"
         "PORTFOLIO COMPANY"
         "PREFERRED RETURN PAYOUT"
         "PRIMARY INVESTMENT PERIOD"
         "PROJECT EQUITY COMPANY"
         "SECURITIES"
         "TARGET ENERGY-RELATED ASSETS"
         "TOTAL COMMITMENTS"
         "UNPAID DEBT COMMITMENT"
         "UNPAID EQUITY COMMITMENT"

         SECTION 1.2.      REFERENCES AND CONSTRUCTION.

         (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

         (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

         (c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         (d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

         (e) Examples shall not be construed to limit, expressly or by implication, the matters they illustrate.

         (f) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

         (g) All references herein to "$" or "dollars" shall refer to U.S. Dollars.




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         (h) Exhibit 13.8 to this Agreement is attached hereto. Such Exhibit is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit unless the context in which used shall otherwise require.

                                   ARTICLE II

                              ENGAGEMENT AS MANAGER

         SECTION 2.1. ENGAGEMENT. Subject to the terms and conditions hereof,
(a) BOCP and the Partnership hereby engage EnCap as manager of the Partnership and (b) EnCap agrees to be engaged by BOCP and the Partnership as manager of the Partnership. EnCap will sometimes be referred to herein as the "MANAGER".

         SECTION 2.2. DELEGATION OF RIGHTS, POWER AND AUTHORITY.

         (a) Subject to terms and conditions hereof (including the limitations contained in this subsection (a) and in subsections (b) and (c) below), BOCP hereby delegates to the Manager all of BOCP's management rights as general partner under the Partnership Agreement, and the concomitant power and authority, including the following:

                  (i) to cause the Partnership to make or purchase privately negotiated Investments in, or with respect to, Target Energy-Related Assets;

                  (ii) to monitor the Partnership's Investments and to vote, take any action or exercise any right, directly or indirectly, required of or accorded to the Partnership with respect to the Investments or any other Partnership assets;

                  (iii) to sell, exchange, transfer or otherwise dispose of all or any portion of the Investments or other Partnership assets;

                  (iv) to negotiate, make and to enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the Manager may deem advisable or appropriate;

                  (v) to employ from time to time third parties to render services to the Partnership, including but not limited to, attorneys, independent certified public accountants, petroleum engineers, consultants, brokers, agents and advisors (including attorneys, accountants, petroleum engineers, consultants, brokers, agents and advisors who also may act as attorneys, accountants, petroleum engineers, consultants, brokers, agents and advisors for the Manager or any of its Affiliates), to the extent that the service to be rendered to the Partnership by any such third party is generally related to the business purpose or the day-to-day investment activities of the Partnership;




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                  (vi) to procure and maintain in force such insurance as the
         Manager shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Partnership;

                  (vii) to control any matters affecting the rights and obligations of the Partnership, including the conduct of any litigation or arbitration proceedings and the incurring of legal expenses and the settlement of claims and litigation, to the extent that any such matter is generally related to the business purpose or the day-to-day investment activities of the Partnership;

                  (viii) to open, maintain and close bank accounts and custodial accounts and to execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds;

                  (ix) to appear and to represent the Partnership before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency, to the extent that any such appearance, representation or filing is generally related to the business purpose or the day-to-day investment activities of the Partnership;

                  (x) to request payment of Advances and Capital Contributions as provided in Article III of the Partnership Agreement;

                  (xi) to determine Available Cash;

                  (xii) to cause the Partnership to make payments in respect of Advances and distributions of cash, Securities and other assets to the Partners as provided in Article IV and Section 9.3 of the Partnership Agreement;

                  (xiii) to determine the Market Value of Partnership assets under the circumstances provided in the Partnership Agreement; and

                  (xiv) to take such other action, execute and deliver such other documents and perform such other acts as may be deemed by the Manager to be necessary or advisable to carry out the business and affairs of the Partnership.

Without limiting anything herein, in connection with the exercise of the rights, power and authority delegated to it hereunder by BOCP, the Manager shall be subject to any limitations on such rights, power and authority set forth in the Partnership Agreement.

         (b) Notwithstanding any other provisions of this Agreement or the Partnership Agreement to the contrary, the Manager shall not have the right, power or authority to, and shall not, do, perform or authorize any of the following without having received the prior written consent of BOCP:



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                  (i) guarantee in the name or on behalf of the Partnership the payment of money or the performance of any contract or other obligation of any person; provided that the Manager shall be permitted to cause the Partnership to make a guarantee in connection with making an Investment in or with respect to a Portfolio Company (A) so long as the aggregate amount of such guarantees outstanding at any time plus the aggregate Unpaid Debt Commitment and Unpaid Equity Commitments outstanding at such time do not exceed the Total Commitments and (B) provided that the amount of any such guarantee shall be considered to be an outstanding Investment for the purposes of applying the restrictions set forth below in this Section 2.2(b);

                  (ii) cause the Partnership to file a voluntary petition in bankruptcy or take any other similar action;

                  (iii) merge or consolidate the Partnership with any partnership or other entity, convert the Partnership into another type of entity, or cause the Partnership to participate in an exchange of interests or some other type of business combination with any partnership or other entity;

                  (iv) cause the Partnership to engage in any transactions with the Manager or any of its Affiliates except as expressly provided for herein;

                  (v) except as provided in paragraph (vi) below, cause the Partnership to expend more than 15% of the Total Commitments in any single Investment hereunder; provided, however, that in connection with a given Project Equity Company in which the Partnership acquires an interest hereunder, the foregoing provisions of this paragraph (v) shall not preclude the Manager from causing the Partnership to purchase additional Securities in or contribute additional capital to such Project Equity Company for the purpose of financing an additional acquisition by such Project Equity Company of Target Energy-Related Assets which are not significantly related geographically to the Target Energy-Related Assets owned or held by such Project Equity Company, so long as the purchase price of such additional Securities or the amount of such additional capital does not exceed 15% of the Total Commitments; provided, further, that the foregoing provisions of this paragraph (v) shall not preclude the Manager from causing the Partnership to form a new Project Equity Company and to make a new Project Equity Investment with respect thereto, even though the person with which the Partnership is making such Project Equity Investment is an Equity-Linked Company or is a person with which or to which the Partnership has previously made a Project Equity Investment or a Mezzanine Loan (as applicable), so long as the amount of such new Project Equity Investment does not exceed 15% of the Total Commitments; and, provided, further, that the foregoing provisions of this paragraph
         (v) shall not preclude the Manager from causing the Partnership to make a new Mezzanine Loan even though the person to which the Mezzanine Loan is to be made is an Equity-Linked Company or is a person with which the Partnership has previously made a Project Equity Investment, so long as the amount of such new Mezzanine Loan does not exceed 15% of the Total Commitments;




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                  (vi) cause the Partnership to make a "bridge" or interim loan
         (a "BRIDGE LOAN"), except to the extent the Manager determines in its sole discretion that such Bridge Loan is required in order to facilitate the making of a permanent Investment and provided that the amount of such Bridge Loan, when added to the amount of such permanent Investment, does not exceed 25% of the Total Commitments;

                  (vii) cause the Partnership to make Mezzanine Loans hereunder which in the aggregate would exceed 25% of the Total Commitments or to make Equity-Linked Investments hereunder which in the aggregate would exceed 35% of the Total Commitments;

                  (viii) cause the Partnership to have invested and unrepaid at any time Investments made to or with respect to any Portfolio Company and its Affiliates in an aggregate amount in excess of 20% of the Total Commitments;

                  (ix) cause the Partnership to make an investment in any fund or similar collective investment entity that provides for a carried interest or management fee to be paid to any person, except that the Manager shall have the power and authority to cause the Partnership to invest in any partnership or other entity if such partnership or other entity (A) is or will be primarily engaged in the energy business and is not or will not be primarily engaged in the business of owning or investing in entities managed by third parties (i.e., entities that are not majority-owned subsidiaries), or (B) has been approved by two-thirds or more of the members of the Advisory Board;

                  (x) cause the Partnership to borrow any money or pledge or encumber Partnership assets;

                  (xi) cause the Partnership to reinvest the proceeds received by the Partnership from the sale of any Investment;

                  (xii) cause the Partnership to extend the 10-year period referenced in Section 9.1(a) of the Partnership Agreement;

                  (xiii) cause the Partnership to invest in any issuer where the Manager or an Affiliate thereof has an equity or debt interest in such issuer; provided, and without limiting clause (c) of the definition of Affiliate, that nothing in this Agreement shall prohibit or restrict the Partnership from making an Investment in any Portfolio Company (A) which is a limited partnership, the general partner of which is also the general partner of a limited partnership in which an Existing Fund is a limited partner, or (B) which is another entity, the manager or operator of which is also the general partner, manager or operator of a limited partnership or other entity in which an Existing Fund is a limited partner and/or a debt or equity investor; provided, further, that the preceding clauses (A) and (B) shall not authorize the Partnership





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         to make any Investment in a Portfolio Company and where the Manager or any of its Affiliates is also a general partner, manager or operator of any such limited partnership or other entity;

                  (xiv) select the Partnership's outside accountants in connection with the preparation and maintenance of the Partnership's books of account; or

                  (xv) exercise any of the rights, power and authority set forth in either Section 2.2(a)(vii) or Section 2.2(a)(ix) to the extent any such matter, appearance, representation or filing generally relates to compliance, or a violation or potential violation, by BOCP or its Affiliates with Applicable Regulations (as such term is defined in Article VI).

         (c) Notwithstanding subsection (a) above or anything else in this
Article II or elsewhere herein to the contrary, BOCP expressly reserves to itself, and does not delegate to Manager hereunder:

                  (i) all monetary or financial obligations or rights of BOCP under the Partnership Agreement, including (A) the obligation of BOCP to make Advances or Capital Contributions to the Partnership under
         Article III of the Partnership Agreement and (B) the right of BOCP to receive allocations and distributions under Article IV and Section 9.3 of the Partnership Agreement;

                  (ii) all rights and elections BOCP may have as a "Non-Defaulting Partner" under Section 3.3 of the Partnership Agreement; and

                  (iii) all rights BOCP may have under the Partnership Agreement pertaining to matters requiring the vote, consent or agreement of, or waiver by, BOCP, including the matters referenced in Sections 9.1(c), 10.1(a), 10.2 and 11.9 of the Partnership Agreement.

         SECTION 2.3. REPRESENTATIVES OF BOCP. Upon request of the Manager, BOCP shall provide to the Manager a list of each officer, attorney-in-fact, employee and other person who is then authorized to act for or on behalf of BOCP with respect to the matters provided for in this Agreement. The Manager shall be entitled to fully rely on any vote, consent, election or other action given, made or taken by such person on behalf of BOCP, and until the Manager is notified in writing to the contrary, such person shall be authorized to take all action on behalf of BOCP which BOCP is authorized to take hereunder.





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                                   ARTICLE III

                        DUTIES AND OBLIGATIONS OF MANAGER

         SECTION 3.1. INVESTMENTS.

         (a) The Manager will use its best efforts to find investment opportunities suitable for the Partnership.

         (b) Notwithstanding anything herein to the contrary, Investments by the Partnership in oil and gas properties, either through a Project Equity Investment or a Mezzanine Loan, shall be supported by proved oil and gas reserves. Further, the Manager agrees that prior to making such an Investment hereunder, the proved oil and gas reserves will be confirmed for the Partnership by any of the following independent petroleum engineers: Cawley, Gillespie & Associates, Inc.; DeGolyer & MacNaughton; Miller and Lents; Netherland, Sewell & Associates, Inc.; Ryder Scott Company; T.J. Smith & Associates; or such other firm of independent petroleum engineers as shall be designated by the Manager and approved by the Advisory Board.

         (c) The Manager in its sole discretion may offer co-investment opportunities to BOCP and its designated Affiliates, on terms identical or substantially similar to, and no more favorable than (in any material respect), those offered to the Partnership. BOCP, to the extent it or its designated Affiliate desires to participate in such opportunities, shall notify the Manager in writing at any time of the types, amounts and other parameters of the co-investments in which BOCP or such Affiliate has an interest. In this regard, it is the intention of the Manager to so offer co- investment opportunities, when practicable and feasible, and in any event prior to offering such opportunities to a person other than ECIC, the Parallel Investment Entities, the investors in the Parallel Investment Entities and BOCP and its designated Affiliates; provided, that the Manager shall be under no obligation to do so. The Manager shall not provide investment advice with respect to any such co-investment opportunity, and should BOCP or a designated Affiliate participate in such a co-investment opportunity, it shall be solely responsible for making its own decision as to the merits of such opportunity.

         (d) In the event in excess of 35% of the Total Commitments are to be called by the Partnership under Section 3.2 of the Partnership Agreement in any twelve-month period, the Manager shall give notice of such event to BOCP as soon as is reasonably possible.

         SECTION 3.2. TIME DEVOTED TO PARTNERSHIP BUSINESS. During the period commencing as of the date hereof and ending on the first to occur of (a) the end of the Commitment Period and (b) the point in time at which a Subsequent Fund organized in accordance with the terms hereof makes its first investment, the Manager and the Designated Principals (while active as employees of the Manager), on a collective basis, shall devote a substantial majority of their business time to the business and operations of the Partnership, ECIC and the Parallel Investment Entities; provided, however, that it is specifically understood and agreed that neither the Manager nor the Designated Principals, either individually or on a collective basis, shall be required to devote full time to Partnership business. After such period, the Manager and the Designated Principals (while active as employees of the Manager) shall devote such amount of their business time as is reasonably necessary to manage properly the affairs and activities of the Partnership.

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         SECTION 3.3. OTHER ACTIVITIES.

         (a) During the Primary Investment Period, the Manager and its Affiliates, either directly or indirectly, shall not purchase or make any Investment in or with respect to Target Energy-Related Assets, except for the following: (i) any investments, securities or other assets currently held by the Manager or any Affiliate thereof, including the interest of the Manager in the Existing Funds; (ii) any investments, securities or other assets acquired by or in connection with (1) the Existing Funds to the extent they represent either an investment which had been presented to the investors of an Existing Fund prior to the date of this Agreement or an additional or "follow-on" investment in or in connection with investments and/or limited partnerships in which an Existing Fund held an interest prior to the date of this Agreement, or (2) (subject to subsection (b) below) any new funds hereafter formed by the Manager or its Affiliates; (iii) any investments, securities or other assets received in exchange for, as a result of a merger, consolidation, conversion, exchange, combination or other reorganization involving, or as distributions from partnerships or other entities currently holding, investments, securities or other assets referred to in clauses (i) and (ii) above; (iv) any personal investments of the Principals and other Affiliates of the General Partner who are natural persons hereafter made (A) other than the type described in the following subclause (B), up to an aggregate amount of $500,000 per Principal and other such Affiliate per year, or (B) in publicly traded securities, and provided such personal investments are not (x) in an Equity-Linked Company in which the Partnership has an Investment then outstanding hereunder, (y) a Project Equity Company in which the Partnership has an Investment then outstanding hereunder, an Affiliate of such Project Equity Company or assets held by such Project Equity Company, or (z) any person to whom the Partnership has a Mezzanine Loan then outstanding hereunder; (v) as provided in subsection
(c) below; and (vi) any investments approved by the Advisory Board. Without limiting the foregoing, the determination as to whether an investment opportunity appears to come within the scope of the Partnership's business shall be made by the Manager in good faith; however, it is agreed that even if an investment opportunity appears to come within the scope of the Partnership's business, the Manager may make a good faith determination that it is not in the best interests of the Partnership to place such investment opportunity with the Partnership and, in such event, shall have the right and power to recommend such investment opportunity to another party.

         (b) During the Primary Investment Period, the Manager and its Affiliates shall not form or acquire a new investment fund for the same or similar purpose for which the Partnership has been formed and cause such fund to commence investment activities (a "SUBSEQUENT FUND"), unless the Manager or such Affiliate receives the prior written approval of BOCP. If, in accordance with the immediately preceding sentence and prior to the expiration of the Commitment Period, the Manager organizes a Subsequent Fund, the Manager shall in good faith equitably apportion any prospective investment opportunities between the Partnership and the Subsequent Fund, giving due consideration to the amount of the Unpaid Commitments, the types of investments previously made by the Partnership, diversification (geographic or otherwise) and other salient factors.

         (c) BOCP recognizes that the Manager serves as an investment advisor to Energy Capital Investment Company PLC ("ECIC") pursuant to that certain Investment Advisory Agreement dated as of February 4, 1994, and, subject to the last sentence of this subsection (c), agrees that unless the

Board of Directors of ECIC elects not to participate in any Investment in Target Energy-Related Assets or unless the Board of Directors of ECIC, the Manager, the EnCap Fund Partnership and BOCP otherwise agree, the Partnership and ECIC will co-invest in each investment opportunity selected by the Manager for the Partnership. BOCP further recognize that in conjunction with the activities contemplated hereunder, the Manager or an Affiliate (i) will organize EnCap Energy Capital Fund III, L.P., a Texas limited partnership (the "ENCAP FUND PARTNERSHIP") and (ii) may also organize one or more parallel investment entities to facilitate participation by foreign and certain other investors in investment opportunities of the type contemplated by the Partnership Agreement and hereunder (the EnCap Fund Partnership and such other investment entities being herein called the "PARALLEL INVESTMENT ENTITIES"); and, subject to the last sentence of this subsection (c), BOCP agrees that such Parallel Investment Entities (whether one or more and if organized) will co-invest in each investment opportunity selected by the Manager for the Partnership. Notwithstanding the foregoing or anything else herein to the contrary, BOCP and the Manager agree that (A) any co-investment by the Partnership with ECIC and the Parallel Investment Entities shall be on the same proportionate terms and conditions (including price of Securities or loan amount, as applicable) as the co-investment made by ECIC and the Parallel Investment Entities, including maturity dates and other maturity, liquidation and distribution features, (B) the percentage amount of any Investment allocated to ECIC shall not exceed 15%,
(C) the Partnership's percentage share of each Investment shall be equal to the product of A times B, where "A" is 100% minus that percentage of the Investment allocated to ECIC, and where "B" is a fraction, the numerator of which is the Unpaid Commitments then available for investment by the Partnership in such Investment and the denominator of which is the aggregate capital then available for investment in such Investment by the Partnership and the Parallel Investment Entities, and (D) the General Partner shall not organize any Parallel Investment Entity other than (1) the EnCap Fund Partnership and (2) EnCap Energy Capital Fund III-B, L.P., a Texas limited partnership organized for certain non-taxable investors and with a subsidiary to acquire Project Equity Investments.

         (d) Subject to Section 3.2 and except as provided in subsections
(a), (b) and (c) above of this Section 3.3, the Manager or any Affiliate of the Manager may engage or invest, directly or indirectly, in any business activity or venture of any nature or description, including those that may be the same as or similar to the Partnership's business and in direct competition therewith, and the Manager or such Affiliate shall have no obligation to offer any such business activity or venture to the Partnership. Except as otherwise expressly provided in subsection (a) above and Sections 5.3 and 5.4, neither the Partnership nor any partner thereof shall have any right, by virtue of this Agreement or the relationship contemplated hereby, in such investments or such other activities or ventures, and such investments, activities or ventures, even if the same or directly competitive with the business of the Partnership, shall not be deemed wrongful or improper or in violation of this Agreement.

                                   ARTICLE IV

                          LIABILITY AND INDEMNIFICATION

         SECTION 4.1. LIABILITY.

         (a) Neither the Manager, its Affiliates, their respective partners, members, officers, directors, employees or agents, shall be liable, responsible, or accountable in damages or otherwise to the BOCP or the Partnership for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE MANAGER, AFFILIATE, PARTNER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT) in connection with the operations, business and affairs of the Partnership and the performance by the Manager of its duties and obligations hereunder, unless such act or failure to act was the result of bad faith, fraud, willful or intentional misconduct or criminal wrongdoing, gross negligence or a breach of a material term of this Agreement.

         (b) The Manager may consult with legal counsel, accountants, petroleum engineers, appraisers, investment bankers, and other consultants and advisers selected by it with due care and any written opinion of any such person as to matters which the Manager reasonably believes to be within such person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or omitted by the Manager hereunder in good faith and in accordance with such opinion.

         (c) Subject to Section 4.1(c), the Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

         SECTION 4.2. INDEMNIFICATION.

         (a) THE PARTNERSHIP SHALL INDEMNIFY AND SAVE HARMLESS THE MANAGER, ITS AFFILIATES, AND THEIR RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (IN THIS SECTION SOMETIMES INDIVIDUALLY CALLED AN "INDEMNITEE") FROM ALL CLAIMS, CAUSES OF ACTION, JUDGEMENTS, LIABILITIES, DAMAGES, CHARGES, FEES AND EXPENSES OF ANY KIND ARISING FROM THE OPERATIONS, BUSINESS AND AFFAIRS OF THE PARTNERSHIP OR THE PERFORMANCE BY THE MANAGER OF ITS DUTIES AND OBLIGATIONS HEREUNDER; PROVIDED, HOWEVER, THAT NO INDEMNITEE SHALL BE INDEMNIFIED BY THE PARTNERSHIP FOR ANY ACTS OR OMISSIONS BY THE INDEMNITEE THAT CONSTITUTE BAD FAITH, FRAUD, WILLFUL OR INTENTIONAL MISCONDUCT OR CRIMINAL WRONGDOING, GROSS NEGLIGENCE OR A BREACH OF A MATERIAL TERM OF THIS AGREEMENT. BOCP AND THE PARTNERSHIP RECOGNIZE THAT AN INDEMNITEE MAY BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE.

         (b) Without limiting subsection (a) above, the Partnership shall pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee's appearance as a witness or other participation in a proceeding involving or affecting the Partnership at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

         (c) The indemnification provided by this Section shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the partners of the Partnership, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the Manager or an officer, director, member, employee or agent of the Manager or an Affiliate thereof or as a person serving at the request of the Manager as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees. Any Indemnitee shall first seek recovery under any other indemnity or any insurance policies by which such Indemnitee is indemnified or covered or from any issuer in which the Partnership has an investment, as the case may be, prior to such Indemnitee receiving any indemnification payment from BOCP or the Partnership.

         (d) An Indemnitee shall not be denied indemnification in whole or in part under this Section because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted and approved pursuant to the terms of this Agreement and in the absence of fraud on behalf of the Indemnitee and its Affiliates.

                                    ARTICLE V

                          REIMBURSEMENT; MANAGEMENT FEE

         SECTION 5.1. PAYMENT OR REIMBURSEMENT OF ORGANIZATION COSTS AND OPERATING COSTS.

         (a) The Partnership shall pay, or shall reimburse the Manager or any Affiliate thereof for its payment of, all out-of-pocket fees, costs and expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and all related documents.

         (b) The Partnership shall pay, or shall reimburse the Manager or any Affiliate thereof for its payment of, all Operating Costs.

         (c) To the extent any Operating Costs or other costs are attributable to any of the Partnership, a Parallel Investment Entity and ECIC, such costs shall be allocated among such entities based on their respective (i) interests in an Investment if such costs are attributable to such Investment or (ii) aggregate amounts of capital agreed to be contributed and/or loaned to them by their respective partners and Affiliates if such costs are not attributable to any Investment.

         SECTION 5.2.  MANAGEMENT FEE.

         (a) During the period (in this Section 5.2(a) called the "INITIAL PERIOD") commencing as of the date hereof and ending on the first to occur of March 31, June 30, September 30 or December 31 following the earlier of (i) the end of the Commitment Period, (ii) the point in time at which a Subsequent Fund organized in accordance with the terms hereof makes its first investment, or
(iii) the occurrence of a Trigger Event (unless BOCP otherwise agrees in writing), the Partnership shall pay to the Manager an annual fee equal to 2.0% of the Total Commitments. After the expiration of the Initial Period, the Partnership shall make quarterly payment to the Manager at a rate equal to 1.5% per annum of the Base Amount (as defined below and, for any given payment, determined as of the day immediately prior to the date such payment is due hereunder). As used in this Section 5.2(a), the term "BASE AMOUNT" shall mean
(A) the sum of the aggregate Advances and Capital Contributions of the partners under the Partnership Agreement as of the end of the Initial Period, increased by (B) additional amounts advanced or contributed by the partners under the Partnership Agreement to fund Follow-On Investments, and reduced by (but not below zero) (C) amounts paid in respect of Advances or distributed to the partners under the Partnership Agreement to the extent such amounts constitute a return of capital and any writedown or writeoff of an Investment where the Manager has determined that part or all of such Investment will not be repaid or recouped by the Partnership. As used in this Section 5.2(a), "RETURN OF CAPITAL" shall mean payments in respect of Advances or distributions that constitute depletion, depreciation and amortization in the case of operating income from Project Equity Investments and equity kickers related to Mezzanine Loans, repayments of principal in the case of Mezzanine Loans, remaining cost basis in the case of Investments sold or otherwise disposed of, and other applicable customary returns of basis for any Investment, all as determined by the Manager in good faith in accordance with (1) its customary accounting practices for financial reporting purposes and (2) Section 7.1(a) of the Partnership Agreement. The fee described in this Section 5.2(a) is herein called the "MANAGEMENT FEE".

         (b) Except as provided below, payments of the Management Fee shall be made quarterly in advance on each fee payment date of each year. The first payment (i) shall be due on the Initial Funding Date for the period from the date hereof up to but not including the next fee payment date, whichever will first occur after the Initial Funding Date, and (ii) shall be prorated based on the number of days in such period. On that fee payment date (whichever has first occurred after the Initial Funding Date) and on each fee payment date thereafter, the Management Fee for the next three-month period shall be due. As used in this Section 5.2(b), the term "FEE PAYMENT DATE" shall mean January 1, April 1, July 1 and October 1 of each year.

         SECTION 5.3. TRANSACTION, BREAK-UP AND OTHER FEES.

         (a) The Manager or an Affiliate thereof shall be permitted to charge and receive a transaction or similar fee (a "TRANSACTION FEE") in connection with any Investment made by the Partnership hereunder, which Transaction Fee shall be payable by the Portfolio Company (or, in the instance of a Project Equity Company, the person with whom the Partnership has formed such Project Equity Company); provided, however, that 50% of any Transaction Fee paid to and received by the Manager or its Affiliates (as to the Partnership's proportionate interest in such Investment) shall reduce on a dollar-for-dollar basis any future payment of the Management Fee due and payable under

Section 5.2; provided, further, that if the Transaction Fee paid to and received by the Manager or its Affiliate (as to the Partnership's proportionate interest in such Investment) exceeds 2% of the funds committed by the Partnership with respect to such Investment, such excess amount (to the extent it has not been used to reduce the Management Fee pursuant to the preceding proviso) shall further reduce on a dollar-for-dollar basis any future payment of the Management Fee due and payable under Section 5.2.

         (b) Any fee, reimbursement, or other form of compensation in the nature of a commitment or break-up or other arrangement payable to the Manager, an Affiliate thereof or the Partnership (with respect to the Partnership's proportionate interest in a proposed Investment) as a result of the failure to consummate such investment by the Partnership hereunder (a "BREAK-UP FEE") shall be paid or disbursed as follows: (i) first, to reimburse the Partnership or the Manager for Operating Costs incurred in connection with the proposed transaction; and (ii) second, any portion of the Break-up Fee remaining after the reimbursement provided in clause (i) above shall be paid to the Manager or its Affiliate; provided, however, that 50% of the amount paid to and received by the Manager or its Affiliate (as to the Partnership's proportionate interest in such Investment) shall reduce on a dollar-for-dollar basis any future payment of the Management Fee due and payable under Section 5.2.

         (c) The Manager and its Affiliates shall be permitted to receive and retain fees from any Portfolio Company in which the Partnership then has an Investment (or otherwise paid by any Portfolio Company or any other person in connection with an Investment in which the Partnership has an interest) for providing advisory, investment banking, monitoring or directors' services ("CONSULTING FEES"); provided, however, that 100% of the amount of any such Consulting Fees paid to and received by the Manager and its Affiliates (with respect to the Partnership's proportionate interest in such Investment) shall reduce on a dollar-for-dollar basis any future payment of the Management Fee due and payable under Section 5.2.

         (d) All of the foregoing calculations relating to any Transaction Fee, Break-up Fee or Consulting Fee shall be limited to the proportionate interest that the Partnership has in any related Investment or proposed Investment, and the foregoing provisions of this Section 5.3 shall not apply in any respect to the proportionate interests that ECIC and the Parallel Investment Entities may have in such Investment.

         SECTION 5.4. CORPORATE FINANCE FEES.

         (a) The Management Fees payable to the Manager shall be reduced by an amount (the "CORPORATE FINANCE FEE") for each CF Year equal to the product of A times B times C, where "A" is 50%, where "B" is the Partnership Percentage, and where "C" is the remainder of the Corporate Finance Profit for such CF Year minus $2.5 million (or, with respect to the final CF Year, $2.5 million multiplied by a fraction, the numerator of which is the number of days in the final CF Year and the denominator of which is 365). The Manager and its Affiliates shall be permitted to receive and retain the Corporate Finance Fee, and the amounts so retained shall reduce on a dollar-for-dollar basis any future payment of the Management Fee due and payable under Section 5.2.

         (b) As used in this Section 5.4, the following terms shall have the respective meaning set forth below:

                   (i) "CF YEAR" shall mean each twelve-month period commencing on October 1 of each year and ending on September 30 of the following year that occurs during the period beginning October 1, 1997, and ending upon termination of the Commitment Period, provided that the final CF Year shall end upon termination of the Commitment Period.

                  (ii) "CORPORATE FINANCE ACTIVITIES" shall mean all advisory, consulting and other services rendered by the Manager and its Affiliates to third parties for a fee except those services where the Manager or its Affiliates are managing the investment of a fund or monies of a third party or are advising or consulting in connection therewith. Without limiting the foregoing, the Corporate Finance Activities shall not include (1) the activities or services of the Manager or its Affiliates relating to or in connection with any Existing Fund, the Partnership, any Parallel Investment Entity, any Subsequent Fund or any other fund or investment activity that is a successor (in terms of activities) to any of the foregoing, (2) any services or activities which were rendered or which occurred prior to the date of this Agreement, (3) any services or activities as to which the Manager or its Affiliates were engaged, or can reasonably demonstrate were in the process of being engaged, as of the date of this Agreement, (4) any investments made by the Manager or any of its Affiliates prior to the date of this Agreement, or (5) any investments made after the date of this Agreement by the Manager or any of its Affiliates for cash, exchange of property or other value except services.

                  (iii) "CORPORATE FINANCE PROFIT" shall mean for any CF Year the remainder of D minus E, where "D" is equal to all cash and non-cash revenues received by the Manager and its Affiliates during such CF Year from or as a direct consequence of their Corporate Finance Activities, and where "E" is equal to the General and Administrative Expenses paid by the Manager and its Affiliates during such CF Year with respect to their Corporate Finance Activities. In determining when revenues are received by the Manager and its Affiliates for the purposes of calculating the Corporate Finance Profit for any CF Year pursuant to this Section 5.4, (1) fees that are payable on a monthly or other periodic basis for services rendered for such month or period shall be considered to be received as of the end of the month to which they relate and (2) contingent, success, incentive and other fees that are payable on a contingent basis such as the closing of a transaction or financing or the occurrence of another event relating to the Manager's client or customer shall be considered to be received as of the date of such closing or occurrence of such event, in each case regardless of when such revenues or fees are actually received by the Manager or its Affiliate, but provided that no reduction in the Management Fee shall occur pursuant to Section 5.4(a) unless and until such fees are actually received by the Manager or its Affiliate.

                  (iv) "GENERAL AND ADMINISTRATIVE EXPENSES" shall mean (1) all direct costs and expenses paid by the Manager or its Affiliates with respect to their Corporate Finance

         Activities and (2) the portion of the in-house tax, accounting bookkeeping, engineering and similar types of costs and expenses, telephone, communications, secretarial, clerical, travel and entertainment expenses, office rent and other office expenses, depreciation, amortization, rental and repair expense of office and business equipment, salaries, benefits and other compensation expenses of consultants and employees (except the Principals), other direct and indirect administrative expenses and other costs and expenses that are necessary or appropriate to the conduct of the Corporate Finance Activities which are paid by the Manager or its Affiliates and are allocated to the Corporate Finance Activities by the Manager in a manner which is fair and reasonable and consistent with applicable generally accepted accounting principles and industry practices.

                  (v) "PARTNERSHIP PERCENTAGE" shall mean 85% of a fraction expressed as a percentage, the numerator of which is the Total Commitments and the denominator of which is the sum of the Total Commitments and the commitments of all partners of the Parallel Investment Entities to contribute capital and loan funds to the Parallel Investment Entities.

                                   ARTICLE VI

                    CERTAIN BANKING REGULATORY CONSIDERATIONS

         SECTION 6.1. REGULATORY LIMITATIONS. Notwithstanding Article II or
Article III or anything else herein to the contrary, the Manager shall not cause the Partnership to participate in any Investment or exercise any right, duty or election provided for in this Agreement or under the terms of any Investment, to the extent that such participation or exercise would, or might be reasonably be foreseen to, cause or result in a Regulatory Limitation with respect to a Banc One Entity. As used in this Section 6.1, the term "REGULATORY LIMITATION" shall mean any set of facts or circumstances wherein or whereby (a) it has been asserted (or BOCP reasonably believes that there is a risk of assertion) by any governmental authority that the Partnership is not entitled to participate in an Investment or exercise any such right, duty or election with respect to all or any portion of such Investment, or that any such participation or exercise by the Partnership with respect to all or any portion of such Investment would cause or result in a violation by or imposition of a material cost upon a Banc One Entity under any Applicable Regulation (as defined in Section 6.6); (b) the Banc One Entities are deemed, individually or in the aggregate, to own, hold, control or have power (including voting power) over a greater quantity of Securities than are permitted under the Applicable Regulations; or (c) the Manager reasonably believes that any such participation or exercise by a Banc One Entity could result in the imposition of a material cost or expense, or expose a Banc One Entity to review or inquiry by any governmental authority, under the Applicable Regulations.

         SECTION 6.2. VOTING POWER. Notwithstanding Article II or Article III or anything else herein to the contrary, the Manager shall not, without the prior written consent of BOCP, cause the Partnership to participate in any Investment or exercise any right, duty or election provided for in this Agreement or under the terms of any Investment, to the extent that such participation or exercise would, or might be reasonably be foreseen to, cause or result in the Partnership (together with the

Banc One Entities) to have (or be deemed to have) more than 4.99% of the voting power to elect the board of directors or similar management board of any entity related to such Investment.

         SECTION 6.3. EQUITY OWNERSHIP. Notwithstanding Article II or Article III or anything else herein to the contrary, the Manager shall not cause the Partnership to participate in any Investment or exercise any right, duty or election provided for in this Agreement or under the terms of any Investment, to the extent that such participation or exercise would, or might be reasonably be foreseen to, cause or result in the Partnership (together with the Banc One Entities) to beneficially own (or be deemed to beneficially own) more than 24.99% of the aggregate equity or capital of any entity related to such Investment.

         SECTION 6.4. DISPOSITION OF INVESTMENT. Notwithstanding anything in this Agreement to the contrary, if any time BOCP determines (and delivers to the Manager an opinion of legal counsel, which may be a reasoned opinion expressed on the basis of a "more likely than not" standard to the effect) that the ownership or control of an Investment previously acquired by the Partnership under this Agreement is or is reasonably likely to cause or result in (a) a violation by or an imposition of a material cost upon a Banc One Entity under any Applicable Regulation or (b) the Banc One Entities are deemed, individually or in the aggregate, to own, hold, control or have power (including voting power) over a greater quantity of Securities than are permitted under the Applicable Regulations, BOCP shall have the right to give written notice thereof to the Manager requesting that the Manager cause the Partnership to make a full or partial disposition of such Investment to the extent necessary to enable the Banc One Entities to comply with such Applicable Regulations. If any such notice from BOCP is given to the Manager, the Manager shall have a period of 90 days following receipt of such notice and legal opinion to use its reasonable best efforts to (i) eliminate the necessity for such disposition by correction of the condition giving rise to the violation of the Regulatory Limitation (to the extent such correction is reasonably within the control of the Manager), (ii) obtain a ruling or exemption from the appropriate regulatory authority eliminating the necessity for such disposition, (iii) arrange for the disposition of the required portion of the Investment at a price equal to the fair market value thereof (including a disposition to the Manager or an Affiliate thereof), or (iv) arrange for another method to eliminate the necessity of the disposition that is reasonably satisfactory to BOCP. If the event that the necessity to dispose all or a part of an Investment is not eliminated within such 90-day period or such longer period as BOCP and the Manager shall agree, the Manager shall reasonably cooperate with BOCP to assist it in effecting such disposition.

         SECTION 6.5. INFORMATION. The Manager shall, upon written request therefor, furnish to BOCP or its designated representative all information concerning any Investment reasonably necessary in order to enable the Banc One Entities to assess compliance with the Applicable Regulations or to prepare or furnish any information requested or required by the FRB, OCC, SEC or the NASD in connection with the Partnership's participation in such Investment.

         SECTION 6.6. APPLICABLE REGULATIONS AND OTHER DEFINITIONS. As used in this Article VI, (a) "APPLICABLE REGULATIONS" shall mean the Bank Holding Company Act and the regulations promulgated thereunder by the Board of Governors of the FRB, the National Bank Act and the regulations promulgated thereunder by the OCC, the Securities and Exchange Act of 1934 and the regulations promulgated thereunder by the SEC with respect to broker-dealers, and the By-Laws and Rules of Fair Practice promulgated by the NASD, (b) the "FRB" shall mean the Board of Governors of the Federal Reserve System, (c) the "OCC" shall mean the Office of the Comptroller of the Currency,
(d) the "SEC" shall mean the Securities and Exchange Commission, (e) the "NASD" shall mean the National Association of Securities Dealers, Inc. and (f) the "BANC ONE ENTITIES" shall mean Banc One Corporation, Banc One Capital Corporation, the Partnership or any of their respective Affiliates.

                                   ARTICLE VII

                      CERTAIN EVENTS CONCERNING PRINCIPALS

         Upon the occurrence of a Trigger Event (as defined below), and for the remainder of the Commitment Period (in this Section called the "TRIGGER EVENT PERIOD"), without the written consent of BOCP, the Manager shall not cause the Partnership to make or purchase any Investments other than (a) Investments with respect to which the Partnership was, at the time of the Trigger Event, contractually obligated to make, (b) acquiring any Securities issued as a dividend on, in a reclassification with respect to, or in exchange for Securities that the Partnership owns at such time, or (c) acquiring or receiving any equity kicker or similar consideration in connection with a Mezzanine Loan previously made by the Partnership. During the Trigger Event Period and thereafter and except as provided above in this Article VII, the Manager shall continue to manage the Investments and other assets owned by the Partnership at that time and shall continue to have all of the rights and powers that it would have otherwise had with respect to such Investments or other assets as if a Trigger Event had not occurred. As used in this Article VII, the term "TRIGGER EVENT" shall mean either (i) two or more of the Designated Principals cease to be involved in the day-to-day operation of the Manager because of retirement, termination, death, disability or any other reason, or (ii) the sale or other transfer of voting securities or equity interests in the Manager such that immediately after the last such sale or transfer Principals who are employees of the Manager no longer own, either directly or indirectly, 50% or more of the voting securities or equity interests in the Manager.

                                  ARTICLE VIII

                     REPORTING; BANKING; AND CONFIDENTIALITY

         SECTION 8.1. REPORTS. The Manager shall furnish to BOCP the following reports and other information at the respective times indicated:

         (a) within 60 days after the end of each quarter, a report or reports which (i) sets forth a description of each Investment made by the Partnership during such quarter, (ii) contains a list of each Investment of the Partnership as of the end of such quarter and the cost or fair market value of such Investment as of such date as estimated by the Manager based on the most recent engineering information in the possession of the Manager with respect to such Investment,
(iii) summarizes the performance of each Investment of the Partnership for such quarter and identifies any material variances from any projections or plans previously furnished to BOCP for such Investment and (iv) contains a current valuation of BOCP's allocable share of Partnership assets, as estimated by the Manager based on the most recent engineering information in the possession of the Manager with respect to each Investment of the Partnership;

         (b) within 60 days after the end of each quarter, detail of any items that occurred during such quarter which offset the Management Fee pursuant to Sections 5.3 and 5.4;

         (c) within 120 days after the end of each fiscal year of the Partnership, (i) a report or reports which shall discuss and review the status of each Investment and its performance for such year and (ii) a schedule showing the calculation of the Corporate Finance Fee for most recent CF Year (as defined in Section 5.4);

         (d) promptly upon the request of BOCP (and subject to Section 8.3), such information concerning the Partnership or any of its Investments as BOCP may reasonably request and which the Manager can provide without unreasonable effort; and

         (e) such other reports and information as the Manager may determine from time to time.

         SECTION 8.2. BANK ACCOUNTS. Notwithstanding anything in the Partnership Agreement to the contrary, the Manager shall cause one or more accounts to be maintained in a bank or banks, each having capital and surplus accounts totaling not less than $500,000,000, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The Manager shall determine the number of and the persons who will be authorized as signatories on each such bank account. There shall not be deposited in any of such accounts any funds other than the funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds, except the Manager may use one bank account for the Partnership, the Parallel Investment Entities and ECIC for the purpose of paying money to, and receiving payments of money from, Portfolio Companies. All funds of the Partnership in excess of $1,000,000 on hand at any time and not invested in any Portfolio Companies (and not pending anticipated investment within 30 days) shall be invested only in United States government securities having a remaining maturity of one year or less, repurchase agreements secured by such government securities or government guaranteed securities of like remaining maturity, commercial paper rated A-1 or better by Standard and Poor's Corporation, or other time deposits or bankers acceptances with any bank meeting the minimum capital and surplus requirements stated above.

         SECTION 8.3. CONFIDENTIALITY. Except as may be required by applicable law or valid subpoena or other lawful process or by the rules of any applicable stock exchange or other self-regulatory body or other regulatory requirements, BOCP agrees that it will (consistent with its reasonable practices and procedures adopted in good faith for handling confidential information) keep confidential all written information furnished to it by the Manager which the Manager reasonably believes should be kept confidential and which the Manager clearly designates thereon as "confidential" and will not disclose any such information to any person whatsoever (other than BOCP's officers, directors, employees, beneficial owners, attorneys, accountants, advisors or potential transferees (provided each of such persons is informed of the confidential nature of such information) or the Manager or an investor in ECIC or a Parallel Investment Entity); provided, however, that the foregoing covenant of BOCP shall not apply to any information that (a) was or becomes generally available to the public other than as a result of disclosure by BOCP, (b) becomes available to BOCP from a source other than the Manager or an Affiliate thereof, provided that such source is not (to the knowledge of BOCP) bound by a confidentiality agreement with the Manager or such Affiliate or (c) BOCP can establish was within it's possession prior to it being furnished to BOCP by or on behalf of the Manager or an Affiliate thereof, provided that the source of such information was not (to the knowledge of BOCP) bound by a confidentiality agreement with the Manager or any of its Affiliates in respect thereof (the information described above which BOCP is required to maintain as confidential hereunder being called in this Article VIII "CONFIDENTIAL INFORMATION"). If BOCP is compelled by law, subpoena, legal process, rules of any stock exchange or any other self-regulatory body, or regulatory requirements to disclose any Confidential Information with which BOCP reasonably believes it is legally obligated to comply, BOCP shall use its reasonable best efforts to give prompt notice of such fact to the Manager so that the Manager may, if it so desires, seek a protective order or other governmental or judicial relief at Partnership expense to prevent disclosure of such Confidential Information; provided, however, that no such notice shall be required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority. BOCP acknowledges and agrees that instances may arise when the Manager or an Affiliate thereof is subject to and may comply with a valid and effective agreement with a third party prohibiting the Manager or such Affiliate from distributing or otherwise disseminating to another party (e.g., BOCP) certain information, such as geological, geophysical or other data pertaining to Target Energy-Related Assets with respect to which the Manager desires for the Partnership to make an Investment hereunder or the Partnership has made an Investment hereunder. If requested by BOCP, the Manager shall use its reasonable best efforts to obtain an amendment or waiver of any such agreement to permit any such data to be provided to BOCP upon the execution by BOCP of a similar agreement and in any event shall attempt in advance of such execution of any such agreement to obtain permission for BOCP to receive such information.

         SECTION 8.4. BOCP REPORTS. The Manager agrees to use its reasonable best efforts to provide to BOCP such information as BOCP shall reasonably and timely request in order for BOCP to timely fulfill its reporting responsibilities under its limited liability company governing documents.

                                   ARTICLE IX

                                      TERM

         This Agreement shall commence as of the date hereof and shall continue until the termination of the Partnership for state law purposes, unless sooner terminated upon the occurrence of any of the following events:

         (a) The consent in writing of the parties hereto.

         (b) The Manager:

                  (i) makes a general assignment for the benefit of creditors;

                  (ii) files a voluntary bankruptcy petition;

                  (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding;

                  (iv) files a petition or answer seeking for the Manager a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law;

                  (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in a proceeding of the type described in subsection (i) through
         (iv) above;

                  (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties; or

                  (vii) 120 days expire after the date of the commencement of a proceeding against the Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law if the proceeding has not been previously dismissed, or 90 days expire after the date of the appointment, without the Manager's consent or acquiescence, of a trustee, receiver, or liquidator of the Manager or of all or any substantial part of the Manager's properties if the appointment has not been vacated or stayed, or 90 days expire after the date of expiration of a stay, if the appointment has not previously been vacated.

         (c) BOCP terminates this Agreement for cause. As used in this Article IX, the term "FOR CAUSE" shall mean (i) the commission of criminal misconduct, fraud, willful or intentional misconduct, gross negligence or a material violation of applicable securities laws by the Manager or any officer, director or member thereof, or (ii) a material breach by the Manager of any of its duties or obligations hereunder, or any of its material representations made herein, which breach is not cured within 60 days after receipt by the Manager of a written notice from BOCP (provided, that if such breach is not reasonably susceptible to cure within such 60-day period and if the Manager is diligently and in good faith taking action to cure such breach, such 60-day period shall be extended for the period of time reasonably necessary for the Manager to cure such breach, not to exceed 120 days).

                                    ARTICLE X

                           RELATIONSHIP OF THE PARTIES

         Notwithstanding anything in this Agreement to the contrary, (a) the relationship of the Manager to BOCP and the Partnership shall be and remain that of an independent contractor; (b) neither the Manager nor any member, officer, employee or agent thereof shall be deemed to be an employee of BOCP or the Partnership by virtue of this Agreement; (c) nothing contained herein shall be deemed or construed to create a partnership between BOCP or the Partnership, on the one hand, and the Manager, on the other hand, or to cause any party hereto to be responsible in any way for the debts or obligations of any other party hereto; and (d) nothing contained herein shall be deemed or construed (i) to constitute an assignment of BOCP's interest as a general partner in the Partnership to the Manager or (ii) to cause the Manager to be a general partner of the Partnership or have the liabilities of a general partner in a limited partnership.

                                   ARTICLE XI

                              AMENDMENTS; MEETINGS

         SECTION 11.1. AMENDMENTS. This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by BOCP, the Partnership and the Manager.

         SECTION 11.2. MEETINGS.

         (a) Commencing with calendar year 1998 and in each calendar year thereafter until the termination of the Partnership, an annual meeting among the Manager, BOCP and the investors in the Parallel Investment Entities shall be held. Such annual meetings shall be at such time and place as the Manager shall determine, except that the first annual meeting shall be held within one year following the date of this Agreement. Notice of each annual meeting, setting forth the time and the place thereof, shall be delivered to BOCP not less than 30 days prior to the meeting date. At each such annual meeting, the Manager shall discuss with BOCP and the investors in the Parallel Investment Entities the operations, business and affairs of the Partnership and the Parallel Investment Entities. The costs and expenses incurred by BOCP of traveling to and attending the annual meeting shall be the responsibility of BOCP (and shall not be the obligation of the Partnership or the Manager), except that the Partnership and the Parallel Investment Entities shall provide at their expense suitable meeting facilities (which expense shall be deemed an Operating Cost).

         (b) The Manager shall cause the Designated Principals shall make themselves available to respond to BOCP's requests for information.

                                   ARTICLE XII

                                 ADVISORY BOARD

         (a) The Manager shall, promptly following the last of the dates provided in the respective agreements governing the Parallel Investment Entities as of which additional investors can no longer be admitted to any such entity, select and form an "ADVISORY BOARD" (as herein called), which shall consist of at least three but not more than five individuals who are representatives of BOCP and of investors (excluding the General Partner or an Affiliate thereof) in any Parallel Investment Entity; provided, however, that no single Eligible Investor shall have more than one representative serving on the Advisory Board at any one time; and provided, further, that one member of the Advisory Board shall at all times be a limited partner of the EnCap Fund Partnership and a second member of the Advisory Board shall at all times be a limited partner of EnCap Energy Capital Fund III-B, L.P. The initial members of the Advisory Board shall serve until December 31, 1998. As of January 1 of each year thereafter, the Manager shall nominate a new Advisory Board which must be approved in writing by a majority in interest of BOCP and the investors in each Parallel Investment Entity voting as a single group (based on the amounts of their respective agreements to contribute and/or loan capital to the Partnership or a Parallel Investment Entity and excluding any vote by the General Partner) and which shall serve for the remainder of such calendar year and until the successor board has been so approved. Any vacancy arising on the Advisory Board shall be filled by the Manager. Any member of the Advisory Board may be removed at any time, with or without cause, by written consent signed by the 66 2/3% in interest of BOCP and the investors in each Parallel Investment Entity as a single group (based on the amounts of their respective agreements to contribute and/or loan capital to the Partnership or a Parallel Investment Entity and excluding any vote by the General Partner). Any member of the Advisory Board may, by written notice to the Manager, appoint an alternate to act for such member in his or her absence and/or at any meeting of the Advisory Board.

         (b) The functions of the Advisory Board shall be (i) to resolve any questions relating to a conflict of interest or a potential conflict of interest between the Manager or any of its Affiliates, on one hand, and the Partnership, BOCP, a Parallel Investment Entity, or the investors therein, on the other hand, and to approve any contract or other transaction between the Partnership and a Parallel Investment Entity, on the one hand, and the Manager or an Affiliate thereof, on the other hand; (ii) to consult with and advise the Manager on such other matters, including investment strategy, about which the Manager may from time to time, in its sole discretion, determine to consult with the Advisory Board; (iii) to review with the Manager the annual operating budgets of the Partnership and the Parallel Investment Entities; (iv) to approve each determination of Market Value which is used in the calculation of Preferred Return Payout or Catch-Up Payout; and (v) to approve such other matters and perform such other functions as are provided for in this Agreement and/or in any agreements governing a Parallel Investment Entity; provided, that the functions and activities of the Advisory Board and each member thereof acting in such capacity shall be limited to those permitted under Section 3.03(b) of the Act for limited partners who are deemed not to participate in the control of the business of a partnership. The approval of the Advisory Board of any conflict, potential conflict or transaction pursuant to subsection (i) above in this Section shall constitute the approval thereof or the consent thereto by BOCP as required pursuant to, or for purposes of, Section 2.2 or elsewhere in this Agreement.

         (c) The Advisory Board shall have the authority to adopt rules and procedures, not inconsistent with this Agreement or the agreement governing each Parallel Investment Entity, relating to the conduct of its affairs; provided, however, that (i) in any event such rules and procedures shall include the requirement that each member shall be required to recuse himself from voting on any matter being considered by the Advisory Board for which such member (or the investor represented by such member) has a conflict of interest, (ii) except when a greater number is required elsewhere in this Agreement, all approvals, disapprovals, and other actions taken by the Advisory Board shall be authorized by a majority in number of the members of the Advisory Board then holding office and eligible to vote on the matter being considered, and (iii) except as provided in subsection (b) above, in no event shall the Advisory Board (or any member thereof) have the power to bind the Partnership, BOCP, the Parallel Investment Entities, or the investors in each Parallel Investment Entity, or the authority to act for or on behalf of any of them. Without expanding the terms of subsection (b) above, the Manager shall, if requested by the Advisory Board, meet with or otherwise make itself reasonably available to, the Advisory Board on a quarterly basis and at a mutually convenient time.

         (d) The members of the Advisory Board shall exercise their best judgment in carrying out their functions. Each member of the Advisory Board, BOCP and each investor in a Parallel Investment Entity associated with a member of the Advisory Board and their respective Affiliates shall be indemnified to the extent set forth in the respective agreements governing the Partnership and the Parallel Investment Entities, except that the expense of such indemnity shall be borne in the manner provided in Section 5.1(c).

         (e) The Advisory Board will serve without compensation. The Partnership, however, will reimburse all reasonable out-of-pocket expenses of any member representing the Partnership incurred in attending meetings and otherwise as a result of their service on the Advisory Board. Such reimbursement shall be borne in the manner provided in Section 5.1(c).



                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.1. NOTICES. All notices, demands, requests, or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) by hand delivery, (b) by United States mail, certified or registered, return receipt requested, postage prepaid, (c) by electronic facsimile or (d) by overnight courier service (charges prepaid) with proof of delivery. Each party's address for notices and other communications hereunder shall be that set forth below such party's signature hereto. Each party hereto may change its address for notices and communications by giving notice in writing to the other party, stating its new address for notices, in accordance with this Section 13.1. Notices sent by hand delivery shall be deemed to have been given when received; notices mailed in accordance with the foregoing shall be deemed to have been given five Business Days following the date mailed; notice sent by electronic facsimile shall be deemed given on the first Business Day after electronically confirmed; and notices sent by overnight courier service shall be deemed to have been given on the next Business Day following the date so sent.

         SECTION 13.2. ENTIRE AGREEMENT. This Agreement, the Subscription Agreement pursuant to which the General Partner subscribes for its interest as a general partner of the Partnership, the Partnership Agreement and the Assignment Agreements (as described in Exhibit 13.8) constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersede and replace any description or summary of terms contained in the offering materials or other writings provided to prospective investors in the Encap Fund Partnership or any discussions concerning the subject matter hereof.

         SECTION 13.3. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         SECTION 13.4. NO WAIVER. The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future.

No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         SECTION 13.5. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas.

         SECTION 13.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party hereto may assign, transfer or otherwise dispose of all or any part of its rights, duties or obligations hereunder without the consent of the other party.

         SECTION 13.7. ATTORNEYS' FEES. Subject to Section 5.1(a), each party agrees to pay any attorneys' fees or expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement.

         SECTION 13.8. RELATED AGREEMENTS. Except for the documents and other instruments listed in Exhibit 13.8, the Manager shall not enter into any side letter or similar written agreement with any existing or future investor in any Parallel Investment Entity that has the effect of establishing rights in or with respect to such Parallel Investment Entity or otherwise benefitting such investor in a manner in or with respect to such Parallel Investment Entity more favorable in any material respect to such investor than the rights and benefits established in or with respect to the Partnership in favor of BOCP by the Partnership Agreement and this Agreement unless, in any such case, BOCP has been offered the opportunity to receive such rights and benefits of such side letter or similar written agreement.

         SECTION 13.9. NO THIRD PARTY BENEFICIARIES. Except as expressly and specifically provided in Section 4.2, nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 13.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

         SECTION 13.11. REPRESENTATIONS AND WARRANTIES OF THE MANAGER. The Manager represents, warrants and covenants to BOCP and the Partnership as follows:

         (a) The Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

         (b) The Manager has the requisite power and authority to execute and deliver this Agreement and the Partnership Agreement and to perform its respective obligations hereunder and thereunder.

         (c) The execution, delivery and performance by the Manager of this Agreement and the Partnership Agreement have been duly and validly authorized, and no other action is required to be taken to authorize such execution, delivery and performance.

         (d) The execution, delivery and performance by the Manager of this Agreement and the Partnership Agreement are within the powers of the Manager and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which the Manager is a party or by which it or any of its properties are bound.

         (e) This Agreement and the Partnership Agreement have been duly and validly executed and are binding and enforceable as against the Manager.

         (f) Except for a change of law over which the Manager has no control (and the Manager shall immediately notify BOCP when the Manager learns of such occurrence), the foregoing representations, warranties and covenants shall remain true and accurate during the term of this Agreement, and the Manager will neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.

         (g) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by the Manager of this Agreement or the Partnership Agreement.

         (h) To the best knowledge of the Manager, the Manager and its Affiliates and persons acting on their behalf have not taken any action, or failed to take any action, which has caused the organization of the Partnership and the issuance of the interests in the Partnership to come within the registration requirements of the Securities Act of 1933, as amended, or any applicable state blue sky laws. The offer and sale by the Manager of partnership interests in the Partnership and in the Parallel Investment Entities has been and will be made only to investors who represent to the Manager that they were or are, as applicable, "accredited investors" within the meaning of Regulation D of the Securities Act of 1933, as amended. Neither the Manager, directly or indirectly, nor any agent acting on its behalf has offered or will offer such interests or any similar security to any person so as to bring the issuance and sale of such interests within the registration requirements of such Act.

         (i) To the best of the Manager's knowledge, the private placement memorandum, prepared with respect to the Partnership and the Parallel Investment Entities and distributed to BOCP and the investors in the Parallel Investment Entities by the Manager and/or Donaldson, Lufkin & Jenrette Securities Corporation, did not, as of the date it was prepared, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading

(other than facts which are recognized to be industry risks normally associated with the oil and gas business); provided, however, that the terms and provisions of this Agreement, the Partnership Agreement and the agreements governing the Parallel Investment Entities supersede in all respects the terms described in such memorandum for the Partnership and the Parallel Investment Entities.

         SECTION 13.12. REPRESENTATIONS AND WARRANTIES OF BOCP AND THE PARTNERSHIP. Each of BOCP and the Partnership severally represent, warrant and covenant to the Manager as follows:

         (a) It is an entity duly organized, validly existing and in good standing under the laws of the State of its formation.

         (b) It has the requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.

         (c) The execution, delivery and performance by it of this Agreement have been duly and validly authorized, and no other action is required to be taken to authorize such execution, delivery and performance.

         (d) The execution, delivery and performance by it of this Agreement are within its powers and will not be in contravention of or result in any breach or constitute a default under any applicable law, rule or regulation or any loan, note or other agreement or instrument to which it is a party or by which it or any of its properties are bound.

         (e) This Agreement has been duly and validly executed and is binding and enforceable against it.

         (f) Except for a change of law over which it has no control (and it shall immediately notify the Manager when it learns of such occurrence), the foregoing representations, warranties and covenants shall remain true and accurate during the term of this Agreement, and it will neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.

         (g) No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by it of this Agreement.

         SECTION 13.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants made by the parties hereto in this Agreement or any other document contemplated hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, or such other document, regardless of any investigation made by or on behalf of any such party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                BANC ONE CAPITAL PARTNERS VIII, LTD.


                                By:
                                   -----------------------------------------
                                Name:
                                     ---------------------------------------
                                Title:
                                      --------------------------------------


                                ADDRESS FOR NOTICE PURPOSES:

                                Banc One Capital Partners VIII, Ltd.
                                150 E. Gay Street, 24th Floor
                                Columbus, Ohio 43215
                                Fax No.: (614)217-0180
                                Attention: ___________________















SIGNATURE PAGE--MANAGEMENT AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                BOCP ENERGY PARTNERS, L.P.


                                By: BANC ONE CAPITAL PARTNERS VIII,
                                         LTD., General Partner


                                By:
                                   -----------------------------------------
                                Name:
                                     ---------------------------------------
                                Title:
                                      --------------------------------------


                                ADDRESS FOR NOTICE PURPOSES:

                                BOCP Energy Partners, L.P.
                                150 E. Gay Street, 24th Floor
                                Columbus, Ohio 43215
                                Fax No.: (614)217-0180
                                Attention: ___________________



















SIGNATURE PAGE--MANAGEMENT AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                ENCAP INVESTMENTS L.C.


                                By:
                                   -----------------------------------------
                                Name: Robert L. Zorich
                                Title: Managing Director


                                ADDRESS FOR NOTICE PURPOSES:

                                EnCap Investments L.C.
                                1100 Louisiana, Suite 3150
                                Houston, Texas 77002
                                Fax No.: (713)659-6130
                                Attention: Robert L. Zorich























SIGNATURE PAGE--MANAGEMENT AGREEMENT